Exhibit 2.8

THIS NOTE MAY NOT BE SOLD OR TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF THE MAKER OF THIS NOTE. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THIS NOTE IS SUBJECT TO A RIGHT OF OFFSET AS PROVIDED HEREIN.

THIS NOTE IS SUBORDINATED TO MAKER'S OBLIGATIONS TO IMPERIAL BANK PURSUANT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED THE DATE HEREOF BETWEEN PAYEE AND IMPERIAL BANK.


                    8.5% Secured Subordinated Promissory Note
                             due September 14, 2000


$600,000.00                                              Yorba Linda, California
September 14, 1999


           FOR VALUE RECEIVED, RESEARCH ENGINEERS, INC., a Delaware corporation ("Maker"), hereby promises to pay to the order of Bharat Manglani ("Payee"), at such address as Payee shall from time to time designate in writing to Maker, the principal sum of Six Hundred Thousand Dollars ($600,000.00), in lawful money of the United States of America or such lesser principal amount as shall be adjusted downward if Maker obtains a right to adjustment or offset in accordance with Section 3 of this Note.

          This Note is the Note referred to in the Restated Stock Purchase Agreement among Maker and Payee dated September 14, 1999, as reformed ("Purchase Agreement"). Defined terms used herein unless defined herein shall have the meaning ascribed to them in the Purchase Agreement.

      1. Principal and Interest Payments. The entire principal balance of this Note, together with interest, which shall accrue at the rate of 8.5% per annum, shall be payable on September 14, 2000.

      2. Optional Prepayment. Maker may at any time prepay the whole or any part of the unpaid principal balance of this Note, without penalty or premium, but with interest accrued to the date fixed for prepayment. Notice of prepayment shall be given by Maker by mail and shall be mailed to the holder of this Note not less than five (5) days from the date fixed for prepayment. If this Note is to be prepaid in part only, such Notice shall specify the amount to be prepaid, and shall state that this Note shall be submitted to Maker for notation hereon of the amount to be prepaid. Upon giving Notice of prepayment as aforesaid, this Note or portion hereof so specified for prepayment shall on the prepayment date specified in such notice become due and payable, and from and after the prepayment date so specified (unless Maker defaults in making such prepayment) interest on this Note or portion hereof so specified for prepayment shall cease to accrue and, on presentation and surrender hereof to Maker for cancellation, in the case of this Note being prepaid as a whole, or for notation hereof of the payment of the portion of the principal amount hereof being prepaid in the case of a prepayment of this Note in part only, this Note or portion hereof so specified for prepayment shall be paid by Maker at the prepayment price aforesaid. Any prepayment of this Note in part shall be applied to the installments of principal payable hereunder in the order of maturity thereof.

      3. Right of Offset. Maker shall have the right to offset against the principal balance of this Note as provided in Section 7.3 of the Purchase Agreement. Any such reduction in the principal balance of this Note shall be applied against the principal hereunder with no interest being accrued on such offset amount from the date of this Note. If such interest has been paid, the amount of such interest so paid shall be credited to the principal balance hereunder, with the principal being correspondingly reduced.


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      4. Attorney's Fees. Upon any event of default  hereunder,  Maker agrees to pay to Payee all expenses incurred by Payee, including, without limitation, reasonable fees and disbursements of counsel, incurred by Payee in the enforcement and collection of this Note.

      5. Default Interest Rate. If this Note is not paid in full when due, it shall thereafter bear interest at the maximum rate then permitted by applicable law from its due date until paid (the "Default Rate").

      6.   Security.   This Note  is secured by a  Pledge Agreement of even date
herewith  executed by Maker in favor of Payee.

      7.   Governing  Law.   This  Note  shall  be  governed  by  and  construed
in accordance  with the internal laws of the State of California.

      8. Notices. All communications provided for hereunder shall be sent by facsimile or by first class mail or with any private overnight courier, postage prepaid, as follows:

      If to Maker:

      Research Engineers, Inc.
      22700 Savi Ranch Parkway
      Yorba Linda, CA 92887
      Telephone: (714) 974-2500
      Facsimile: (714) 974-4771
      Attn.: Jyoti Chatterjee

      with a copy to:

      Rutan & Tucker, LLP
      611 Anton Boulevard, Suite 1400
      Costa Mesa, CA  92626
      Telephone:  (714) 641-3425
      Facsimile:  (714) 546-9035
      Attn:  Gregg Amber, Esq.

       If to Payee:

      Bharat Manglani
      82 Lexington Street
      Weston, Massachusetts 02493
      Telephone: (781) 894-4982
      Facsimile: (781) 890-5990

      with a copy to:

      Gray Cary Ware & Friedenrich
      4365 Executive Drive, Suite 1600
      San Diego, California 92121
      Telephone:  (619) 677-1493
      Facsimile:  (619) 677-1477
      Attn:  Scott M. Stanton, Esq.

or to such other addresses as any party hereto shall specify to the others in writing. Any such notice given by mail shall be effective three business days after the date of mailing, and such notice given by telecopy, with confirmation of receipt, or with a private carrier shall be effective on the date of delivery.




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      10. Successors and Assigns.  This Note shall bind and inure to the benefit of Maker's and Payee's successors and assigns.

      11. Ambiguities. Each party and its counsel have participated fully in the review and revisions of this Note. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Note.

      12. Exercise of Rights. No single or partial exercise of any power granted to Payee under this Note shall preclude any other or further exercise thereof of the existence of any other power. No delay or omission on the part of Payee in exercising any right under this Note shall operate as a waiver of such right or of any other right. The release of any party liable under this Note shall not operate to release any other party liable hereunder.

      IN WITNESS WHEREOF, Maker has duly executed this Note the day and year first above written.

                               RESEARCH ENGINEERS, INC.,
                               a Delaware corporation


                               By:/s/ Jyoti Chatterjee
                                  ------------------------------
                                  Jyoti Chatterjee, President



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